Exhibit 99.2

Brickell Biotech Prices Public Offering of Common Stock

Boulder, CO – October 28, 2021 – Brickell Biotech, Inc. (Nasdaq: BBI) (“Brickell”), a clinical-stage pharmaceutical company striving to transform patient lives by developing innovative and differentiated prescription therapeutics for the treatment of dermatologic, autoimmune and other debilitating diseases, announced today the pricing of its previously announced underwritten public offering of 26,316,000 shares of its common stock at a price to the public of $0.38 per share. In addition, Brickell has granted the underwriters a 30-day option to purchase up to 3,947,400 additional shares of common stock at the public offering price, less the underwriting discount. The offering is expected to close on November 1, 2021, subject to customary closing conditions.
The gross proceeds from the public offering, before deducting the underwriting discount and offering expenses payable by Brickell, are expected to be approximately $10.0 million. Brickell intends to use the net proceeds of this offering for research and development, including clinical trials, working capital, business development and general corporate purposes.
William Blair & Company, L.L.C. and Oppenheimer & Co. Inc. are acting as joint book-running managers for the offering.
The securities are being offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-254037) filed with the Securities and Exchange Commission (“SEC”) and declared effective on March 17, 2021. The offering is being made solely by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus, and the final prospectus supplement and accompanying prospectus, when available, may also be obtained from William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, or by calling (800) 621-0687, or emailing prospectus@williamblair.com, or from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, or by calling (212) 667-8055, or emailing EquityProspectus@opco.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus, which are a part of the effective registration statement.
About Brickell
Brickell Biotech, Inc. is a clinical-stage pharmaceutical company striving to transform patient lives by developing innovative and differentiated prescription therapeutics for the treatment of dermatologic, autoimmune and other debilitating diseases. Brickell’s pipeline combines a potential best-in-class, late-stage program for the treatment of hyperhidrosis with a novel, cutting-edge platform and development stage candidates with broad potential in autoimmune and neuroinflammatory disorders. Brickell’s executive management team and board of directors bring extensive experience in product development and global commercialization, having served in leadership roles at large global pharmaceutical companies and biotechs that have developed and/or launched successful products, including several that were first-in-class and/or achieved iconic status, such as Cialis®, Taltz®, Gemzar®, Prozac®, Cymbalta® and Juvederm®. Brickell’s strategy is to leverage this experience to in-license, acquire, develop and commercialize innovative pharmaceutical products that Brickell believes can meaningfully benefit patients who are suffering from chronic, debilitating diseases that are underserved by available therapies.

Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to Brickell’s expectations regarding the completion and timing of the offering and the anticipated use of net proceeds are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “look forward” and similar expressions and their variants, as they relate to Brickell, may identify forward-looking statements. Brickell cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation, the satisfaction of customary closing conditions related to the offering, research results and data that do not meet targets or expectations, ability to obtain adequate financing for product development, regulatory submissions and any commercialization, ability to maintain and enforce intellectual property rights, potential delays or alterations for any reason in product development and regulatory submission and reviews, changes in law or policy, regulatory agency feedback or requests, supply chain disruptions, unanticipated demands on cash resources, any disruption to its business caused by the current COVID-19 pandemic, interruptions, disruption or inability by Brickell or its partners to supply and commercialize research material and/or product anywhere in the world, or obtain or retain adequate pricing or reimbursement, the outcome of Brickell’s current and planned preclinical and clinical trials, and other risks associated with developing and obtaining regulatory approval for and commercializing product candidates.
Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Brickell’s filings with the SEC, which are available at www.sec.gov. The forward-looking statements represent the estimates of Brickell as of the date hereof only, and Brickell specifically disclaims any duty or obligation to update forward-looking statements.

Brickell Investor Contact:
Dan Ferry
LifeSci Advisors
(617) 430-7576
daniel@lifesciadvisors.com